Exhibit 99.1
FOR IMMEDIATE RELEASE

MEDIA CONTACT:	Deb Marshall
952.897.5235
deb.marshall@hfit.com
Wendy Lynch, Ph.D., Joins HealthFitness’ Board of Directors
Recognized as an industry thought leader, she is a specialist in employee health management
MINNEAPOLIS (May 28, 2009) — HealthFitness (NYSE Amex: FIT) today announced that Human Capital Management Services (HCMS) Vice President of Strategic Development Wendy Lynch, Ph.D., has joined its board of directors.
Lynch has been making the connection between employee health and business outcomes for almost 20 years. Her career included roles as faculty at the University of Colorado Health Sciences Center and in the School of Public Health at Yale, senior scientist at Health Decisions International, and principal and senior consultant at Mercer Human Resource Consulting.
“HealthFitness is fortunate to have Wendy Lynch join our board of directors,” said Mark W. Sheffert, chairman of the HealthFitness Board. “She brings a wealth of knowledge in employee health, productivity, motivation and management. Her insight and guidance will be significant in the direction and governance of the organization.”
In addition to her position with HCMS, Lynch also serves as executive director of a new education and research foundation called the Health as Human Capital Foundation, a nonprofit, non-partisan think tank providing independent information for policy makers.
Educated at the University of Colorado at Boulder, Lynch earned a doctorate in Research and Evaluation Methodology. Her work experience includes roles as consultant, author and educator.
As a consultant, Lynch has applied her skills in research design and evaluation to several pivotal studies in the fields of health management, productivity assessment and human capital management that has resulted in more than 50 published studies and articles. Most recently, she co-authored the book, “Aligning Incentives, Information, and Choice: How to Optimize Health and Human Capital Performance.”
Lynch also holds adjunct positions at the University of Wyoming School of Business and the University of Colorado.
About HealthFitness
HealthFitness is an award-winning provider of integrated health promotion and fitness management solutions to Fortune 500 companies, the health care industry and individual consumers. With 30-plus years of experience, HealthFitness partners with employers to effectively manage health care and productivity costs by improving individual health and well-being. HealthFitness provides a portfolio of solutions, including best-in-class integration, INSIGHT® Health Risk Assessments, screenings, EMPOWERED™ Health Coaching and fitness facility design and management. For more information on HealthFitness, visit www.hfit.com.
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